BRASIL BOLSA BALCAO
EXHIBIT 2.9
NOVO MERCADO LISTING
REGULATION
THIS IS A FREE TRANSLATION
IN CASE OF DIVERGENCES WITH THE PORTUGUESE VERSION, THE PORTUGUESE VERSION SHALL PREVAIL
October 3, 2017 PUBLIC INFORMATION

NOVO MERCADO LISTING REGULATION

NOVO MERCADO LISTING REGULATION

NOVO MERCADO LISTING REGULATION
TITLE I: INTRODUCTION SOLE CHAPTER: SCOPE
Art. 1 This regulation governs the activities of:
B3, as the entity that manages the stock market:
a) in verifying compliance by companies with the minimum requirements for entry, continuous listing and delisting from Novo Mercado; and
b) in supervising the obligations set forth in this regulation and the application of any sanctions;
companies in observance of the minimum requirements for entry, continuous listing and delisting from Novo Mercado.
Art. 2 This regulation is complemented by circular letters and other normative documents published by B3.
Art. 3 The terms generally used in the financial and capital markets, the legal, economic and accounting terms, as well as technical terms of any nature used herein have the meanings generally accepted in Brazil.

NOVO MERCADO LISTING REGULATION
TITLE II: NOVO MERCADO

CHAPTER I: REQUIREMENTS FOR ENTRY AND CONTINUOUS LISTING ON NOVO MERCADO

Section I: General Provisions
Art. 4 For entry into Novo Mercado and continuous listing on the segment, companies must abide by the timetables, obligations and procedures set forth in the regulation for the listing of issuers and the admission of securities to trading contained in the issuers’ manual, and comply with all the obligations herein.
Art. 5 Entry into Novo Mercado is effected by the signature of an agreement between the company and B3 for participation in Novo Mercado.
Section II: Bylaws
Art. 6 The company must include in its bylaws:
I - a clause that expressly requires the compliance of the company and its shareholders, including controlling shareholders, officers and members of the fiscal council, with the provisions of this regulation; and
II - all other bylaw provisions expressly mentioned herein.
Art. 7 The bylaws must not contain any clauses that:

NOVO MERCADO LISTING REGULATION
I - limit the number of votes held by any shareholder or group of shareholders to less than 5% (five per cent) of the capital stock, except in cases of privatization or limits required by any laws or regulations applicable to the company’s activities;
II - prevent shareholders from voting in favor of the elimination or amendment of any bylaw provisions, or imposing burdens on them for doing so.
Section III: Capital Stock
Art. 8 The company’s capital stock must consist exclusively of common
(voting) shares.
Sole paragraph. This rule does not apply to cases of privatization involving a special class of preferred shares that are non-transferrable, bear enhanced voting rights, and are held by the privatizing entity or its subsidiaries and affiliates, provided such rights have been submitted to prior analysis by B3.
Section IV: Free Float
Art. 9 For the purposes of this regulation, free float means all shares issued by the company other than those held by the controlling shareholder, any related persons or officers of the company, and treasury stock.
Sole paragraph. The special class of non-transferrable preferred shares with enhanced voting rights owned solely by the privatizing entity and its subsidiaries and affiliates also constitutes an exception.

NOVO MERCADO LISTING REGULATION
Art. 10 The company must maintain a free float corresponding to at least:
25% (twenty-five per cent) of its capital stock; or
15% (fifteen per cent) of its capital stock, provided its Average Daily Trading Volume (ADTV) remains equal to or greater than R$25,000,000.00 (twenty-five million Brazilian Reais), considering the trades performed in the previous 12 (twelve) months, pursuant to the provisions of Art. 86.
Sole paragraph. In the event of entry into Novo Mercado concurrently with a public offering, in the first 18 (eighteen) months the company may maintain a free float corresponding to at least 15% (fifteen per cent) of its capital stock only if the free float resulting from the public offering exceeds R$3,000,000,000.00 (three billion Brazilian Reais), pursuant to the provisions of Art. 86.
Art. 11 Temporary maintenance of a free float corresponding to a percentage below the minimum stipulated herein is automatically authorized for a period of
18 (eighteen) months starting from non-compliance due to:
I - failure to achieve the ADTV required of companies authorized to maintain a free float corresponding to at least 15% (fifteen per cent) of their capital stock;
II - partial or total subscription of a capital increase by the controlling shareholder of the company that has not been fully subscribed by shareholders with preemptive rights or priority, or that has not had a sufficient number of interested parties in the respective public offering;
III - the holding of a Public Tender Offer (PTO):
a) at a fair price; or
b) as a result of transfer of control.

NOVO MERCADO LISTING REGULATION
§1 In the event of a voluntary PTO that does not comply with item III of this article, the company must comply with Art. 10.
§2 At the end of the 18th (eighteenth) month, free float must correspond to:
I - 25% (twenty-five per cent) of the capital stock; or
II - 15% (fifteen per cent) of the capital stock if ADTV has reached
R$25,000,000.00 (twenty-five million Brazilian Reais) in the previous
12 (twelve) months.
§3 For the purposes of §2 (II) above, the ADTV must have remained consistently in the range of R$25,000,000.00 (twenty-five million Brazilian Reais) for 6 (six) consecutive months.
Section V: Shareholding Dispersion
Art. 12 In public share offerings, the company must make best efforts to achieve shareholding dispersion via one of the following procedures, which must be specified in the offering prospectus:
I - guaranteed access for all interested investors; or
II - distribution to individuals and non-institutional investors of at least 10% (ten per cent) of the total amount of shares offered.
Sole paragraph. This article does not apply to restricted-effort public offerings.
Section VI: Pre-Operational Companies

NOVO MERCADO LISTING REGULATION
Art. 13 Public offerings of shares issued by pre-operational companies must be open only to qualified investors, as defined in specific rules issued by CVM.
Sole paragraph. Pursuant to the exclusions stipulated in the rules issued by CVM governing registered public offerings and public offerings with a registration waiver, trading between investors not considered qualified may take place when the company reports operating revenue based on its annual financial statements, individual or consolidated, drawn up in accordance with CVM’s rules and audited by independent auditors registered with CVM.
Section VII: Management
Subsection I – Composition and Term of Office
Art. 14 The company’s bylaws must provide for a unified term of office of at most 2 (two) years, reelection permitted, for the members of its board of directors.
Art. 15 The company’s bylaws must require that at least two (2) members of its board of directors, or 20% (twenty per cent), shall be independent directors, whichever is greater.
Sole paragraph. If calculation of the percentage referred to in this article results in a fractionary number, the company must round it up to the next highest whole number.
Subsection II – Independent Directors

NOVO MERCADO LISTING REGULATION
Art. 16 Board members shall be considered independent based on their relationships with:
I - the company, its direct or indirect controlling shareholder, and its executive officers; and
II - subsidiaries, affiliates and joint ventures.
§1 Board members shall not be considered independent if:
I - they are direct or indirect controlling shareholders in the company;
II - their voting rights at meetings of the board of directors are bound by a shareholder agreement whose scope includes matters relating to the company;
III - they are a spouse, partner or direct or collateral first- or second-degree relative of the controlling shareholder or of any executive officer of the company or the controlling shareholder;
IV - they have been an employee or executive officer of the company or its controlling shareholder in the past 3 (three) years.
§2 For the purposes of deciding whether board members are independent, the situations described below must be analyzed in order to verify whether they entail loss of independence due to the characteristics, magnitude and extent of the relationship:
I - are they a first- or second-degree relative of the controlling shareholder or of any executive officer of the company or the controlling shareholder?
II - have they been an employee or executive officer of the company or any of its subsidiaries, affiliates or joint ventures in the past three (3) years?

III - do they have a business relationship with the company, its controlling shareholder, or a subsidiary, affiliate or joint venture?
IV - do they hold a position in a firm or entity that has a business relationship with the company or with its controlling shareholder, whereby they have decision-making power regarding the activities of the firm or entity?
V - do they receive any compensation from the company, its controlling shareholder, or a subsidiary, affiliate or joint venture other than the compensation relating to their position as a member of the board of directors or committees of the company, its controlling shareholder, or its subsidiaries, affiliates and joint ventures, excluding income from shares in the company and benefits from supplementary pension plans?
§3 In companies with a controlling shareholder, board members elected by separate ballot will be considered independent.
Art. 17 The general shareholders meeting will decide whether a person nominated to sit on the board of directors is independent and may base its decision on:
a declaration submitted to the board of directors in which the nominee attests to compliance with the independence criteria established herein and presents the appropriate justification in the event of any of the situations specified in Art. 16 (2); and
the view expressed by the company’s board of directors in management’s proposal to the general shareholders meeting that elects directors and officers regarding the candidate’s compliance or non-compliance with the independence criteria.
Sole paragraph. The procedure established in this article does not apply to board nominees:

I - who fail to comply with the advance notice requirement for inclusion of candidates on the ballot, as stipulated by CVM in its distance voting rules;
II - elected by separate ballot in companies with a controlling shareholder.
Subsection III – Assessment of Management
Art. 18 The company must structure and disclose a process of assessment of the board of directors, its committees, and the executive officers.
§1 The assessment process must be disclosed in the company’s
Reference Form, including information on:
I - the scope of the assessment: by individual, by governing body, or both;
II - the procedures used to perform the assessment, including participation by other bodies of the company or outside consultants, as applicable;
III - the methodology used and any changes made compared with previous years.
§2 The assessment must be performed at least once during
management’s term of office.
Subsection IV – Remuneration

Art. 19 The company must disclose the highest, lowest and average annual fixed and variable remuneration paid to members of the board of directors, executive committee and fiscal council in the last fiscal year. This information must be disclosed in the Reference Form as a set of tables, one for each governing body.
Subsection V – Accumulation of Positions
Art. 20 The company’s bylaws must stipulate that the positions of chair of the board of directors and chief executive officer must not be accumulated by any one person.
Sole paragraph. This rule will not apply in the event of vacancy, in which case the company must:
I - disclose the accumulation of positions due to vacancy not later than the business day following its occurrence;
II - disclose within 60 (sixty) days of the vacancy the measures taken to end the accumulation of positions; and
III - end the accumulation within one year.
Subsection VI – Opinion on PTO

Art. 21 The company’s board of directors must prepare and disclose a reasoned opinion on any PTO involving the company’s shares not more than 15 (fifteen) days after the publication of the PTO notice, stating its views at least:
I - on the desirability and timeliness of the PTO in accordance with the company’s interests and those of its shareholders, including with regard to the price and to the potential impact on the liquidity of its stock;
II - on the strategic plans disclosed by the offering shareholder with regard to the company; and
III - on any alternatives to acceptance of the PTO available in the market.
Sole paragraph. The board’s opinion must include its informed judgment for or against acceptance of the PTO, and must point out that each shareholder is responsible for a final decision regarding acceptance.
Section VIII: Supervision and Control
Art. 22 The company must have an audit committee, which may be statutory or non-statutory, and must:
I - be an advisory body to the company’s board of directors with operational autonomy and its own budget approved by the board to cover its operating costs and expenses;
II - have its own bylaws, approved by the board of directors, with a detailed description of its functions and operating procedures;
III - have a chairperson whose activities must be defined in its bylaws;
IV - be responsible for:

a) issuing an opinion on the engagement or dismissal of independent outside auditors;
b) appraising the company’s quarterly financial filings, interim financial statements, and annual financial statements;
c) overseeing the activities of the company’s internal auditing and internal control departments;
d) appraising and monitoring the company’s risk exposures;
e) appraising and monitoring the company’s internal policies, including its policy on related-party transactions, and recommending corrections or enhancements;
f) having the means to receive and treat information on non- compliance with the laws and regulations applicable to the company, and with its internal rules and codes, including provision for specific procedures to protect whistleblowers and assure the confidentiality of such information.
V - have at least 3 (three) members:
a) at least one of whom must be an independent member of the company’s board of directors, in accordance with the definition of an independent board member established herein;
b) at least one of whom must have recognized experience in business accounting pursuant to the rules issued by CVM that govern the registration and practice of independent auditing activities in the securities market and define the duties and responsibilities of the management of audited entities in their relations with independent auditors;
c) one of whom may accumulate the qualifications described in the previous two items, (a) and (b).

§1 The company must publish annually a summarized report by the audit committee outlining the meetings held and the main subjects discussed, and highlighting the recommendations made by the committee to the company’s board of directors.
§2 The non-statutory audit committee must report on its activities to the company’s board of directors every quarter, and the minutes from the board meeting in question must be published, mentioning the audit committee’s report.
§3 Executive officers of the company, its subsidiaries, its controlling shareholder, its affiliates or joint ventures may not sit on the audit committee, whether or not it is statutory.
Art. 23 The company must have its own internal auditing department:
whose activities are reported to the board of directors directly or through the audit committee;
with duties and responsibilities approved by the board of directors;
with a structure and budget deemed sufficient to perform its duties, according to an assessment carried out by the board of directors or by the audit committee at least once a year;
that is in charge of assessing the quality and effectiveness of the company’s risk management, control and governance processes.
Sole paragraph. As an alternative to the establishment of its own internal auditing department, the company may engage independent auditors registered with CVM to perform this function.
Art. 24 The company must implement compliance, internal control and corporate risk management functions, all of which must be kept separate from its operational activities.

Sole paragraph. For the purposes of this provision, the activities of the legal, controlling, internal auditing and investor relations departments, among others, are considered non-operational.
Section IX: Regular and Sporadic Disclosures
Art. 25 The company must prepare and disclose the bylaws of its board of directors, advisory committees and fiscal council, if it has one.
Sole paragraph. The bylaws of the board of directors must stipulate that the board include in management’s proposal to the general shareholders meeting held to elect directors and officers its opinion regarding:
whether each candidate for election to the board complies with the nomination policy; and
whether each candidate is considered an independent board member, based on the provisions hereof and the declaration mentioned in Art. 17.
Art. 26 The company must disclose the resignation or dismissal of any member of the board of directors or statutory officer in a market notice or material event notice issued not later than the business day following that on which the company is notified of the resignation or the dismissal is approved, in compliance with the rules issued by CVM on the disclosure and use of information on material events relating to public companies.
Art. 27 The company is required to disclose the following information in
English concurrently with the respective disclosure in Portuguese:
Material events;

Information about dividends and other distributions in notices to shareholders or market notices; and
Earnings releases.
Sole paragraph. If disclosure of a material event involves information that is outside the company’s control or if there are abnormal fluctuations in its share price, quotation or trading volume, disclosure in English may occur up to a business day after disclosure in Portuguese.
Art. 28 The company must hold a public presentation on the information disclosed in its quarterly earnings results or financial statements within 5 (five) business days of their release.
Sole paragraph. The public presentation may be conducted face to face or via teleconference, videoconference or any other means that enables stakeholders to participate remotely.
Art. 29 The company is required to disclose by December 10 of each year, its annual calendar for the subsequent year containing at least the dates of the following events:
I - disclosure of complete annual financial statements and standardized financial statements (DFP);
II - disclosure of quarterly reports (ITR);
III - the annual general shareholders meeting (AGM);
IV - disclosure of the reference form.
Sole paragraph. Should the company decide to change the date of any such event, it must update the annual calendar prior to the holding of the event in question.
Art. 30 Not more than 10 (ten) days after the end of each month, the company must file with B3 a monthly report based on information provided by the controlling shareholder detailing the direct or indirect ownership of its shares by the controlling shareholder and related persons, on an individual and consolidated basis. The report must also cover positions in derivatives and any other securities referenced to the stock issued by the company, including derivatives settled in cash.
§1 The report must detail:
the quantity and type of each security;
all trades performed in the period, if any, with the respective prices, where applicable; and
the net position held before and after trading.
§2 B3 must effect full disclosure of the information provided under this article, in consolidated form.
Section X: Company Documents
Art. 31 The company must prepare and disclose a code of conduct approved by the board of directors, applicable to all employees and officers, and comprising at least the following:
the company’s principles and values;
clear rules concerning the need for knowledge of and compliance with the applicable laws and regulations, particularly the company’s rules on protection of confidential information and anti-corruption, as well as its policies;
its duties toward civil society, such as social and environmental responsibility, respect for human rights, and labor relations;

a channel for the receipt of internal and external complaints regarding breaches of the company’s code of conduct and policies, and of the laws and regulations applicable to the company;
identification of the governing body or department responsible for investigating complaints and an assurance that they will be kept anonymous;
protection mechanisms to prevent reprisals against whistleblowers who report potential violations of the company’s code of conduct and policies, or of the laws and regulations applicable to the company;
the applicable penalties;
provision for regular training of employees regarding the need for compliance with the code; and
the internal bodies responsible for enforcing the code.
Sole paragraph. The code of conduct may be extensive to third parties, such as suppliers and service providers.
Art. 32 The company must prepare and disclose the following policies or equivalent formal documents approved by the board of directors:
compensation policy;
nomination policy for the board of directors, its advisory committees, and the executive committee;
risk management policy;
related-party transaction policy; and
securities trading policy.
Art. 33 The nomination policy for the board of directors, its advisory committees and the executive committee must detail at least:

the criteria for the composition of the board of directors, its advisory committees and the executive committee, such as complementarity of experience, education, availability of time to perform their required duties, and diversity; and
the procedure for nominating members of the board of directors, its advisory committees and the executive committee.
Art. 34 The risk management policy must describe at least the procedures, and in each case, those responsible, for identifying, assessing and monitoring risks relating to the company or to its industry, such as strategic, operational, regulatory, financial, political, technological, and environmental risks.
Art. 35 The related-party transaction policy must detail at least:
I - the criteria to be observed for entering into transactions with related parties;
II - procedures to help identifying individual situations that might involve conflicts of interest and consequently determining voting impediments for the company’s shareholders or officers;
III - procedures and officers responsible for identifying related parties and classifying transactions as related-party transactions; and
IV - the approval instances for related-party transactions, depending on their value and other relevance criteria.
Art. 36 The securities trading policy must stipulate at least the following:
I - that compliance with the policy is mandatory for the company, its controlling shareholder, its executive officers, the members of its fiscal council, the members of any technical or advisory bodies established by the bylaws, and all the company’s employees and contractors with permanent or temporary access to material information;

II - trading blackout dates for shares issued by the company and, if applicable, for derivatives referenced to them;
III - the procedures and measures adopted by the company to prevent infringement of the rules on securities trading;
IV - The set of parameters applicable to individual investment plans; and
V - The rules applicable to cases involving insider lending of shares issued by the company.
Section XI: Transfer of Control
Art. 37 The company’s bylaws must stipulate that direct or indirect transfer of control is allowed only on condition that the acquirer of control undertakes to hold a PTO for the shares of all other shareholders to ensure they are offered the same treatment as the seller of control.
§1 For the purposes of this section, control and the related terms mean the power effectively exercised by a shareholder to direct corporate activities and guide the functioning of the company’s governing bodies, whether directly or indirectly, either de facto or by operation of law, irrespective of the equity interest held.
§2 The condition stipulated in this article applies to the transfer of control through a single transaction or a series of successive transactions.
§3 The PTO must comply with the conditions and timing established by the applicable laws and regulations and the rules herein.
Art. 38 In the event of indirect transfer of control, the acquirer must disclose the value attributed to the company for the purposes of setting the price of the PTO, in addition to a justified demonstration of this value.

Section XII: Arbitration
Art. 39 The bylaws must include an arbitration clause stating that the company, its shareholders and executive officers, as well as the members of its fiscal council and their alternates, if any, undertake to seek arbitration by the Market Arbitration Chamber and to abide by its rules in order to resolve any disputes that may arise relating to their status as issuer, shareholders, management and fiscal council members, especially in light of the provisions of Law 6.385/76, Law 6.404/76, the company’s bylaws, the rules issued by the National Monetary Council (CMN), the Central Bank of Brazil (BCB) and CVM, as well as other rules applicable to the securities market in general, the rules herein, other rules and regulations established by B3, and the Novo Mercado participation agreement.
Art. 40 Executive officers and members of the fiscal council, as well as their alternates, must not take office unless they sign an undertaking to comply with the arbitration clause in the bylaws, as per the previous article.

CHAPTER II: DELISTING FROM NOVO MERCADO
Section I: General Provisions
Art. 41 Delisting from Novo Mercado pursuant to Sections II and III may be due to:
a decision by the controlling shareholder or the company;

failure to discharge the obligations herein;

cancellation of the company’s CVM registration as a public company or of its CVM category conversion, in which case the provisions of the applicable laws and regulations must be observed.
Section II: Voluntary Delisting
Art. 42 Voluntary delisting from Novo Mercado will be granted by B3 only if it is preceded by a PTO that follows the procedures required by the rules issued by CVM governing tender offers held to cancel registration as a public company.
Art. 43 The PTO mentioned in Art. 42 must comply with the following requirements:
I - The offered price must be fair, so that a new appraisal of the company may be requested in the manner established by corporations law;
II - Shareholders who hold more than 1/3 (one-third) of free float, or a higher percentage stipulated in the bylaws, must accept the PTO or expressly agree to delist without a sale of shares.
§1 For the purposes of this article, free float means only the shares held by shareholders who expressly agree with delisting from Novo Mercado or enroll for the PTO auction, in accordance with the rules issued by CVM governing public tender offers held to cancel registration as a public company.
§2 If the number of willing shareholders reaches one third, pursuant to clause II of this article:
I - the acceptors of the PTO must not be subjected to apportionment in selling their shares, provided that the ownership limit waiver procedures stipulated in the rules issued by CVM for PTOs are observed; and

II - the offeror is obliged for a period of one month starting on the auction date to buy the remaining free float at the final price reached in the auction, updated to the date of effective payment as per the terms of the bidding notice and the applicable laws and regulations, which payment must occur within 15 (fifteen) days of the date on which the shareholder exercises this discretion.
Art. 44 Voluntary delisting from Novo Mercado may occur regardless of whether the PTO mentioned in Art. 42 is held if a waiver is approved by a general shareholders meeting.
§1 The shareholders meeting mentioned in this article, if held on first call, must be attended by shareholders representing at least 2/3 (two-thirds) of free float.
§2 If the required quorum as per §1 is not reached, the shareholders meeting may be held on second call with any number of shareholders who own free float shares attending.
§3 A decision to waive the obligation to hold a PTO must be made by a majority of votes cast by shareholders who own free float shares and are present at the meeting.
Section III: Compulsory Delisting
Art. 45 Application of the sanction of compulsory delisting from Novo Mercado depends on the holding of a PTO with the same characteristics as the PTO arising from voluntary delisting from Novo Mercado.
Sole paragraph. If the percentage for delisting from Novo Mercado is not reached after the PTO is held, trading in the company’s shares on the segment may continue for 6 (six) months after the PTO without prejudice to the application of a monetary penalty.

CHAPTER III: CORPORATE REORGANIZATION
Art. 46 In the event of corporate reorganization involving transfer of the company’s shareholder base, the resulting companies must apply for listing on Novo Mercado within 120 (one hundred and twenty) days of the date of the general shareholders meeting that approves the reorganization.
Sole paragraph. If the reorganization involves resulting companies that do not intend to apply for listing on Novo Mercado, this structure must be approved by a majority of the company’s shareholders holding free float shares and present at the general shareholders meeting.
CHAPTER IV: SANCTION APPLICATION PROCESS
Section I: Sanction Application Events
Art. 47 B3 is responsible for applying sanctions to the company and to its officers and shareholders if any of the following events occur:

non-compliance with requirements and obligations as set forth in this regulation;

non-compliance with B3’s resolutions relating to the obligations established by this regulation.
Section II: Liability
Art. 48 Officers or shareholders may be held liable for non-compliance if deemed to have caused an infringement in accordance with their powers, competencies and obligations, as mandated in the applicable laws and regulations, the company’s bylaws, or this regulation.
Sole paragraph. If the infringement derives from a decision or omission by a governing body, all members of the body concerned will be deemed jointly liable save those who have expressed objections in a documented manner.
Section III: Procedure for Applying Sanctions
Art. 49 If non-compliance with the obligations established herein or with requirements relating to such obligations is verified, B3 will notify the officer responsible:
I - specifying the non-compliance;
II - stating that a sanction application proceeding has been initiated;
III - granting not less than 15 (fifteen) days from the date of notification for the presentation of a defense; and
IV - specifying the manner in which the defense is to be presented

Art. 50 On receiving the defense or when the time granted for its presentation has elapsed, B3 will analyze the facts and arguments presented, and may request additional information, depending on the nature and complexity of the infringement.
Art. 51 Any decision to apply sanctions, except that of compulsory delisting from Novo Mercado, will be made by B3’s Issuers Regulation Department in a technical meeting held to discuss the facts, the arguments of the defense, and other elements applicable to the case.
Art. 52 Any decision to apply the sanction of compulsory delisting from
Novo Mercado will be made by B3.
Art. 53 For the purposes of applying the sanctions provided for herein, the following may be considered:
I - the nature and gravity of the infringement and any mitigating circumstances;
II - the arguments presented by those involved, where applicable;
III - the harm done to the market and market participants;
IV - any advantages gained or losses averted;
V - any action taken to remedy the infringement;
VI - prior infringements in the 2 (two) years prior to this infringement.
Art. 54 The application of a sanction by B3 will be communicated in an official letter, which may establish a deadline for action to remedy the infringement, where applicable.
§1 The application of a sanction by B3 as per this regulation must be communicated in writing to the party responsible for the infringement, with a copy to the company.

§2 Failure to meet the deadline for remedial action will be deemed noncompliance with an obligation to B3 under Art. 47, giving rise to another sanction proceeding.
Section IV: Types of Sanction
Art. 55 Considering the criteria stipulated in Art. 53 hereinabove, B3 may apply any of the following sanctions:
a written warning;
a fine in an amount to be set according to the provisions of Art. 53 and the limits established in Art. 56;
public censure published on B3’s website and market data feeds;
suspension of the company from Novo Mercado;
compulsory delisting from Novo Mercado.
Subsection I: Fines
Art. 56 The application of fines will observe the following limits:
I - from R$1,000.00 (one thousand Brazilian Reais) to R$200,000.00 (two hundred thousand Brazilian Reais) for non-compliance with B3’s requirements regarding the obligations established herein and for non- compliance with the obligations established in Title II, Chapter I, Section II (Bylaws), Section V (Shareholding Dispersion), Section VI (Pre-Operational Companies), Section IX (Regular and Sporadic

Disclosures), Section X (Company Documents) and Section XII (Arbitration) hereof;
II - from R$5,000.00 (five thousand Brazilian Reais) to R$300,000.00 (three hundred thousand Brazilian Reais) for non-compliance with Title II, Chapter I, Section VII (Management) and Section VIII (Supervision and Control) hereof;
III - from R$10,000.00 (ten thousand Brazilian Reais) to R$500,000.00 (five hundred thousand Brazilian Reais) for non-compliance with Chapter I, Title II, Section III (Capital Stock) and Section IV (Free Float) hereof;
IV - up to1/3 (one-third) of the value of free float calculated on the basis of the PTO price, excluding the shares sold in the PTO, in the event of failure to reach a quorum in the compulsory delisting PTO;
V - up to 1/5 (one-fifth) of the value of free float calculated on the basis of the weighted average price for the last 12 (twelve) months, or R$5,000,000.00 (five million Brazilian Reais), whichever is greater, for non-compliance with Title II, Chapter I, Section XI (Transfer of Control) and Title II, Chapter III (Corporate Reorganization) hereof.
Subsection II: Suspension from Novo Mercado
Art. 57 Suspension of the company from Novo Mercado entails:
I - publicizing by B3 of its application of the sanction of suspending the company’s listing on Novo Mercado via its website and market data feeds;

II - separate publicizing by B3 of the company’s stock quotation with the warning “non-compliant with the obligations established in the Novo Mercado rules”, via its website and market data feeds;
III - withdrawal of the company’s shares from those of B3’s indices whose methodology requires the company’s participation in special corporate governance segments;
IV - withdrawal by B3 of any identification of the company as belonging to
Novo Mercado via its website and market data feeds; and
V - banning the company from using the Novo Mercado seal or any other identification item connected to the Novo Mercado.
§1 Suspension from Novo Mercado will remain in force until the company remedies its non-compliance, without prejudice to application of the sanction of compulsory delisting from Novo Mercado.
§2 Suspension from Novo Mercado does not exempt the company, its officers, shareholders and fiscal council members from complying with the obligations arising from this regulation.
Subsection III: Compulsory Delisting from Novo Mercado
Art. 58 The sanction of compulsory delisting of the company from Novo
Mercado entails the obligation to hold a delisting PTO pursuant to this regulation.
Art. 59 The sanction of compulsory delisting from Novo Mercado will be applied only in the event of non-compliance with the obligations stipulated herein for a period of more than 9 (nine) months.

Art. 60 The notice communicating application of the sanction of compulsory delisting from Novo Mercado must specify the maximum time granted for publication of the delisting PTO notice.
Section V: Appeal
Art. 61 After the decision to apply the sanction has been sent by B3’s Issuers Regulation Officer, the party responsible may appeal to B3 within 15 (fifteen) days.
§1 In the event of an appeal against the decision to apply a fine, should the decision be upheld, the amount of the fine will be adjusted according to the Extended National Consumer Price Index (IPCA) or any other index created to replace it until the date on which the decision to uphold application of the fine is sent.
§2 Appeals against the application of sanctions must be sent to B3’s
Issuers Regulation Officer.
Art. 62 Decisions made via delegation of powers may be revised or upheld by the Issuers Regulation Officer.
Sole paragraph. Should the Issuers Regulation Officer decide in a technical meeting to uphold the sanction, the appeal will be forwarded to B3 for a final decision.
Art. 63 Decisions made by B3 in accordance herewith cannot be appealed.
Art. 64 If an appeal is not filed within the timeframe established hereinabove, the decision made by the Issuers Regulation Officer ends the sanction application proceeding and is deemed definitive with respect to B3.

Art. 65 For the purposes of Title II, Chapter IV hereof, B3’s decisions will be made by its Executive Committee.

TITLE III: GENERAL PROVISIONS CHAPTER I: DISCLOSURES
Art. 66 All information and documents required to be disclosed by the company as a result of this regulation must be sent to B3 through the Empresas.Net system and will be made available on its website.
Art. 67 B3 will post information about the application of this regulation on its website, including:
I - the imposition of sanctions due to non-compliance with the obligations established herein; and
II - the granting of special treatment pursuant to this regulation.

CHAPTER II: ENTRY INTO FORCE

Art. 68 This regulation enters into force on January 2nd, 2018.
Sole paragraph. Companies listed on Novo Mercado when this regulation enters into force:
must adapt their bylaws not later than the annual general shareholders meeting that deliberates on the financial statements for the fiscal year of 2020 in order to:
a) require the board of directors to include at least 2 (two)
independent directors;
b) delete references to the former definition of an independent director or adapt the bylaws to the new definition; and

c) adapt the provisions on transfer of control, delisting from the segment, and arbitration, as well as any other provisions, as applicable, to the rules established herein.
must also take the following measures not later than the annual general shareholders meeting that deliberates on the financial statements for the fiscal year of 2020:
a) adjust the composition of the board of directors to the provisions hereof;
b) publish the bylaws of the board of directors, its advisory committees and the fiscal council, if any, in accordance herewith;
c) establish an audit committee and implement the internal auditing, compliance, internal control and risk management functions in accordance herewith;
d) adapt the code of conduct and insider trading policy to the minimum content required hereby;
e) draft and publish the other policies mentioned herein; and
f) structure and publicize a process of assessment of the board of directors, its advisory committees and the executive committee.
must leave unchanged or delete all provisions in the bylaws that:
a) impose restrictions on shareholders who vote in favor of the deletion or amendment of clauses in the bylaws;
b) limit the number of shareholder votes to percentages lower than
5% (five per cent) of the capital stock.
Art. 69 The obligation mentioned in Art. 19 hereinabove does not apply to companies that were already listed on Novo Mercado before this regulation entered into force but had not disclosed the required information owing to a judicial decision, even if the decision was a preliminary injunction.
CHAPTER III: EXCEPTIONS
Art. 70 B3’s Executive Committee may exceptionally waive any of the obligations established herein, provided that such decision is made by a majority of its members, at the company’s request, and duly substantiated.
Sole paragraph. This waiver depends on a favorable opinion from B3’s Issuers
Regulation Department.
Art. 71 The company’s request for an exceptional waiver of an obligation must address:
I - the facts and grounds, both quantitative and qualitative, as applicable, on which the request is based;
II - the timeframe requested for fulfillment of the obligation, as applicable;
III - the plan for fulfillment of the obligation within the requested timeframe, as applicable, including the measures to be taken by the company and by its controlling shareholders, if any;
IV - the history of previous waiver requests.
Sole paragraph. Should the request refer to the obligation of keeping free float at a smaller percentage than stipulated herein, then it must also address:
I - the history of the maintenance of free float;
II - the percentage free float that the company plans to maintain during the requested period.

Art. 72 The request will be reviewed by the Issuers Regulation Department, who may require additional information and may hold teleconferences or personal meetings.
Art. 73 The Issuers Regulation Department will forward to the Executive Committee its opinion on the request for an exceptional waiver, indicating where applicable any measures that could be taken to offset or mitigate temporary non- compliance with the obligation.
Art. 74 The decision made by B3’s Executive Committee must take the following factors into account:
I - the nature of the obligation;
II - the history of previous requests, and of non-compliance with the obligations stipulated herein and with the rules governing the listing of issuers;
III - the efforts undertaken by the company and by its controlling shareholders to fulfill the obligation;
IV - the timing of the request presented by the company;
V - any gains or losses for shareholders, the market and its participants;
VI - the mitigating measures taken by the company and the controlling shareholders;
VII - the healthy, fair, regular and efficient functioning of the organized markets managed by B3; and
VIII - the image and reputation of Novo Mercado and of B3 as an operator of organized securities markets.
Sole paragraph. Should the request refer to the obligation to keep free float at a lower percentage than stipulated herein, the decision made by B3’s Executive Committee must also take into account:

I - the possibility that shareholders will exercise their rights; and
II - liquidity and the impact on stock prices.
Art. 75 If B3’s Executive Committee grants an exceptional waiver of any obligations, the company must publish a material event notice outlining the grounds for the request, the decision made by the Executive Committee, including the time allowed for fulfillment of the obligation, as applicable, and B3’s grounds for granting special treatment.
§1 If the request refers to the obligation of keeping free float at a lower percentage than stipulated herein, the material event notice must also include the minimum free float to which the company is committed during the requested period.
§2 Denial of a waiver of any obligation is final and cannot be appealed.
CHAPTER IV: AMENDMENTS
Art. 76 Material amendments to this Regulation may be made by B3 only after holding a closed hearing with the companies listed on Novo Mercado and provided that opposition is not expressed by more than 1/3 (one-third) of the participants in the hearing.
Art. 77 The notice convening the closed hearing must be sent to the heads of investor relations at the companies concerned, stipulating:
I - the time allowed for responding to the notice, which must be not less than 30 (thirty) days; and
II - how companies are to participate in the closed hearing.

§1 Failure to respond in the time allowed will be taken as consent to the changes proposed by B3.
§2 Each company’s response to the notice must be reviewed and approved by B3’s Board of Directors, and the minutes from the board meeting must be published, including a transcription of the complete contents of the response.
Art. 78 All responses to the notice and the voting map must be posted in full on B3’s website not later than 30 (thirty) days after the end of the closed hearing.
Art. 79 B3 must notify the companies at least 30 (thirty) days prior to the date on which any material changes made hereto enter into force.
CHAPTER V: UNFORESEEN EVENTS
Art. 80 If any provision hereof is deemed invalid or unenforceable owing to a future legal or regulatory decision, it must be replaced by another provision with similar contents and purpose.
Sole paragraph. The invalidity or unenforceability of one or more items will not affect the other provisions hereof.
Art. 81 If any provision hereof is wholly or partly included in a future legal or regulatory decision or another regulation issued by B3 and applicable to all listed companies, B3 may amend this regulation with the purpose of excluding the provision without having to observe the procedure for amendment established herein, depending on the materiality of the topic.

CHAPTER VI: OBLIGATIONS AFTER DELISTING NOVO MERCADO
Art. 82 Delisting from Novo Mercado does not exempt the company, its directors and officers, its controlling shareholder or its other shareholders from fulfilling obligations and meeting requirements and provisions stemming from the Novo Mercado participation agreement, arbitration clause, arbitration rules and the rules established by this regulation that originate from facts prior to the delisting.
Art. 83 If control of the company is transferred within 12 (twelve) months following its delisting from Novo Mercado, the seller and acquirer of control must jointly and severally offer the shareholders who owned shares in the company on the date of delisting or settlement of the delisting PTO:
Acquisition of their shares for the price and on the terms obtained by the seller, duly updated; or
Payment of the difference, if any, between the PTO price accepted by former shareholders, duly updated, and the price obtained by the controlling shareholder in selling its own shares.
§1 The rules governing the obligations established by this article are the same as those applicable to the transfer of control.
§2 The company and its controlling shareholder must note in the company’s share registry any encumbrance on the shares held by the controlling shareholder that obliges the acquirer of control to comply with the rules stipulated in this article within 30 (thirty) days of divestment of the shares.
CHAPTER VII: NON-LIABILITY

Art. 84 The provisions hereof do not entail any liability to B3 regarding, including, but not limited to, the company, its controlling shareholders and other shareholders, members of its board of directors, officers, members of its fiscal council, members of committees or other bodies that advise the board of directors, employees or representatives; nor do they mean that B3 will defend the interests of those who may ultimately be injured by:
abusive or illegal acts performed by the company, its shareholders, including the controlling shareholder, its directors and officers, or the members of its fiscal council; or
the provision of false or misleading information or the omission of information by the company, its shareholders, including the controlling shareholder, the members of its board of directors, executive committee and fiscal council, its employees or its representatives.
Art. 85 Listing on Novo Mercado should not be construed as a recommendation to invest in listed companies by B3 and does not imply a judgment by or any liability to B3 regarding the quality or accuracy of any information disclosed by them, the risks inherent in their activities, the actions and conduct of their shareholders, boards of directors, officers, fiscal councils, committees or other bodies that advise the boards mentioned in this regulation, employees and representatives, or their economic and financial standing.
CHAPTER VIII: FINAL PROVISIONS
Art. 86 The value in local currency of the ADTV established for the purpose of compliance with the requirement of keeping free float at a specified minimum percentage of capital stock may be adjusted by B3 in accordance with ADTV for the bottom quartile of the securities that make up the Ibovespa Index, considering the last 5 (five) theoretical portfolios in the index or any other index created to replace it.
Sole paragraph. B3 may update the minimum value in local currency of the free float from public offerings held for listing on Novo Mercado pursuant to Art. 10 (sole paragraph) hereof, in order to keep it consistent with ADTV adjusted in accordance with this article.
Art. 87 The maximum value of the fines established herein will be adjusted for inflation every 12 (twelve) months in line with the change in the Extended National Consumer Price Index (IPCA) or any other index created to replace it.
§1 The proceeds from fines will become the property of B3, which will invest them in activities associated with the regulatory and institutional development of the securities market. The use of these funds must be publicly disclosed every year by B3.
§2 Failure to pay a fine on time will incur an additional fine corresponding to 2% (two per cent) of the principal plus interest at 1% (one per cent) per month.
Art. 88 Listing on Novo Mercado and the inclusion of an arbitration clause in a listed company’s bylaws do not preclude action by CVM within the limits of its competence, in accordance with Law 6385/76.